UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 20, 2017

Patheon N.V.
(Exact Name of Registrant as Specified in its Charter)

The Netherlands	001-37837	98-1153534
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Evert van de Beekstraat 104
1118, CN, Amsterdam Schiphol
The Netherlands
(Address of Registrant’s Principal Executive Offices and Zip Code)

+31 (0)20 622 3243
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01          Entry into a Material Definitive Agreement

On April 20, 2017, Patheon Holdings I B.V. (“Parent Borrower”), a subsidiary of Patheon N.V., entered into Amendment No. 4 and Refinancing Amendment No. 1 (the “Fourth Amendment”) to make certain amendments to the credit agreement governing Parent Borrower’s senior secured credit facilities (the credit agreement so amended, the “Amended Credit Agreement”), including extending certain maturities and commitments and refinancing portions of such senior secured credit facilities.  Pursuant to the Fourth Amendment, the Parent Borrower’s existing term loans were refinanced with new term loans (the “Tranche B Term Loans”) consisting of (i) Tranche B Dollar Term Loans in an aggregate initial principal amount of approximately $1.133 billion, and (ii) Tranche B Euro Term Loans in an aggregate initial principal amount of approximately €463.1 million. The Tranche B Term Loans will mature on April 20, 2024. The Fourth Amendment also refinanced and extended the availability of certain of the Parent Borrower’s existing revolving commitments and added additional revolving commitments (together the “Tranche B Commitments”). The Tranche B Commitments are comprised of (i) additional revolving commitments in an aggregate principal amount of $50.0 million, and (ii) extended revolving commitments in an aggregate principal amount of $112.9 million. The Tranche B Commitments will terminate on April 20, 2024. The Parent Borrower’s existing revolving commitments that were not refinanced as Tranche B Commitments remain in effect in an aggregate principal amount of $87.1 million and will terminate on March 11, 2019 (the “Tranche A Commitments”).  The Tranche A Commitments and Tranche B Commitments (together the “Revolving Facility”) total $250.0 million, of which up to $75.0 million is available for letters of credit.

Interest under the Tranche B Dollar Term Loans is payable, at Parent Borrower’s option, either at a base rate (subject to a floor of 2.0% and based on the highest of the prime rate, the overnight federal funds rate plus ½ of 1.0% or the one-month LIBOR rate plus 1.0%) plus an applicable margin of 2.25% per annum or a LIBOR-based rate (subject to a floor of 1.0%) plus an applicable margin of 3.25% per annum.  The applicable margin with respect to Tranche B Dollar Term Loans that are base rate loans will be reduced to 2.0% and the applicable margin with respect to Tranche B Dollar Term loans that are LIBOR-based loans will be reduced to 3.0%, in each case, if Parent Borrower achieves, and for so long as Parent Borrower maintains, a B2/Stable credit rating or better from Moody’s Investors Service, Inc.

Interest under the Tranche B Euro Term Loans is payable at a LIBOR-based rate (subject to a floor of 1.0%) plus an applicable margin of 3.0% per annum.

Interest under both the Tranche A Commitments and the Tranche B Commitments of the Revolving Facility is payable, at Parent Borrower’s option, either at a base rate (based on the highest of the prime rate, the overnight federal funds rate plus ½ of 1.0%, or the one-month LIBOR rate plus 1.0%) plus an applicable margin of 2.25% per annum or a LIBOR-based rate (subject to a floor of 0.00%) plus an applicable margin of 3.25% per annum.  The commitment fee with respect to the Tranche A Commitments and the Tranche B Commitments is set at 0.50% per annum on the unused portion of the Revolving Facility with a step down to 0.375% with a First Lien Leverage Ratio (as defined in the Amended Credit Agreement) of less than or equal to 3.00 to 1.00.

Interest is payable, in the case of loans bearing interest based on LIBOR at the end of each interest period set forth in the Amended Credit Agreement (but at least every three months) and, in the case of loans bearing interest based on the base rate, quarterly in arrears.

The Amended Credit Agreement contains other customary terms, including (i)  representations, warranties and affirmative covenants, (ii) negative covenants (in addition to limitations on distributions and the requirement to maintain the First Lien Leverage Ratio levels prescribed in the Amended Credit Agreement), such as limitations on indebtedness, liens, mergers, acquisitions, asset sales, investments, prepayments of subordinated debt, and transactions with affiliates, in each case subject to baskets, thresholds and other exceptions, and (iii) events of default, such as for non-payment, breach of other covenants, misrepresentations, cross default to other debt, change in control, bankruptcy events, ERISA events, unsatisfied judgments and actual or asserted invalidity of guarantees or security documents.

ITEM 9.01	Financial Statements and Exhibits.

 (d) Exhibits

The following exhibits are filed as part of this report:

Exhibit Number	Description

10.1
Amendment No. 4 and Refinancing Amendment No. 1 to Credit Agreement and Incremental Revolving Credit Assumption Agreement dated as of April 20, 2017, by and among Patheon Holdings I B.V., the other credit parties party thereto, the lending institutions party thereto and Credit Suisse AG, as successor administrative agent to UBS AG, Stamford Branch

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATHEON N.V.

By:	/s/ Eric Sherbet
Name:	Eric Sherbet
Title:	General Counsel and Secretary

Date: April 26, 2017

Exhibit Index

Exhibit Number	Description
10.1
Amendment No. 4 and Refinancing Amendment No. 1 to Credit Agreement and Incremental Revolving Credit Assumption Agreement dated as of April 20, 2017, by and among Patheon Holdings I B.V., the other credit parties party thereto, the lending institutions party thereto and Credit Suisse AG, as successor administrative agent to UBS AG, Stamford Branch